Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 12:38 PM 04/17/2003 FILED 12:38 PM 04/17/2003 SRV 030252810 — 3648665 FILE

CERTIFICATE OF FORMATION

OF

BUMBLE BEE SEAFOODS, LLC

This Certificate of Formation of Bumble Bee Seafoods, LLC (the “Limited Liability Company”), dated April 17, 2003, is being duly executed and filed by Geoffrey Goldschein, as an authorized person to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101 et seq.).

The undersigned, being duly authorized to execute and file this Certificate of Formation, hereby certifies that:

1. The name of the Limited Liability Company is Bumble Bee Seafoods, LLC.

2. The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are National Registered Agents, Inc., 9 East Loockerman Street, Dover, Delaware 19901 - Suite 1B.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the day and year first written above.

/s/ Geoffrey Goldschein
Geoffrey Goldschein

CONSENT FOR USE OF CORPORATE NAME

BY

BUMBLE BEE SEAFOODS, INC.

The undersigned, Bumble Bee Seafoods, Inc., a Delaware corporation, does hereby consent to the use of the name Bumble Bee Seafoods, LLC in the State of Delaware and further consents to filing a copy of this Consent in the State of Delaware, along with the Certificate of Formation of Bumble Bee Seafoods, LLC.

Dated: April 11, 2003

BUMBLE BEE SEAFOODS, INC.

	By:	/s/ Debra L. Keith
		Name:	Debra L. Keith
		Title:	Vice President, Tax